Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of October 9, 2013

among

REGENCY ENERGY PARTNERS LP,

REGENCY GP LP,

RVP LLC,

PVR PARTNERS, L.P.

and

PVR GP, LLC

i

Exhibit A – Form of Agreement of Limited Partnership of the Surviving Entity

INDEX OF DEFINED TERMS

Defined Term	Where Defined

Acquisition Agreement	Section 5.3(a)
Adverse Recommendation Change	Section 5.3(a)
Affiliate	Section 8.13
Agreement	Preamble
Alternative Proposal	Section 8.13
Annualized Adjusted Parent Distribution	Section 8.13
Annualized MLP Distribution	Section 8.13
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
business day	Section 8.13
Cash Consideration	Section 2.1(a)
Certificate	Section 2.1(d)
Certificate of Merger	Section 1.3
Changed Circumstance	Section 8.13
Class B Unit	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Commodity Derivative Instrument	Section 3.14(a)(viii)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Continuation Period	Section 5.13(a)
Contract	Section 3.3(b)
Deferred Common Unit	Section 8.13
Disguised Sale	Section 2.2(k)
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3
Environmental Law	Section 8.13
Environmental Permits	Section 3.13
ERISA Affiliate	Section 8.13
Excess Units	Section 2.2(h)
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Fractional Unit Proceeds	Section 2.2(h)
GAAP	Section 8.13
Governmental Authority	Section 8.13
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21(b)
Indemnified Person	Section 5.8(a)

Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Limited Partner	Section 8.13
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
MLP	Preamble
MLP Board Recommendation	Section 5.1(b)
MLP Charter Documents	Section 3.1(d)
MLP Disclosure Schedule	ARTICLE IIIArticle III
MLP Employees	Section 5.13(a)
MLP Entities	Preamble
MLP Equity Plans	Section 8.13
MLP Fairness Opinion	Section 3.18
MLP Financial Advisor	Section 3.18
MLP General Partner Interest	Section 8.13
MLP GP	Preamble
MLP GP Board	Recitals
MLP Intellectual Property	Section 3.16
MLP Joint Ventures	Section 8.13
MLP Material Adverse Effect	Section 3.1(a)
MLP Material Contract	Section 3.14(a)
MLP Partnership Agreement	Section 8.13
MLP Permits	Section 3.8(b)
MLP SEC Documents	Section 3.5(a)
MLP Security	Section 8.13
MLP Subsidiary Documents	Section 3.1(d)
MLP Unitholder Approval	Section 3.3(c)
MLP Unitholders Meeting	Section 5.1(b)
New Plans	Section 5.13(b)
NGA	Section 3.21(a)
NGPA	Section 3.21(a)
Non-Competition Agreement	Section 3.14(a)(vi)
NYSE	Section 8.13
Old Plans	Section 5.13(b)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Acquisition Transaction	Section 5.2(b)(i)
Parent Charter Documents	Section 4.1(d)
Parent Class F Units	Section 4.2(a)
Parent Confidentiality Agreement	Section 5.6(a)
Parent Disclosure Schedule	Article IV

v

Parent Entities	Preamble
Parent Expenses	Section 7.3(f)
Parent GP	Preamble
Parent GP Interest	Section 4.2(a)
Parent Joint Ventures	Section 8.13
Parent Limited Partner	Section 8.13
Parent Managing GP	Recitals
Parent Managing GP Board	Recitals
Parent Material Adverse Effect	Section 4.1(a)
Parent Material Contracts	Section 4.12(a)
Parent Partnership Agreement	Section 8.13
Parent Permits	Section 4.8(b)
Parent SEC Documents	Section 4.5(a)
Parent Series A Units	Section 4.2(a)
Parent Subsidiary Documents	Section 4.1(d)
Parent Unit	Section 8.13
Partnership Interest	Section 8.13
Person	Section 8.13
Phantom Unit	Section 8.13
PIK Unit	Section 8.13
Pre-Closing Vacation	Section 5.13(e)
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
Recommendation Change Notice	Section 5.3(d)(ii)(A)
Recommendation Change Notice Period	Section 5.3(d)(ii)(B)
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
Restricted Unit	Section 8.13
Revocable Interests	Section 3.15(b)
rights-of-way	Section 3.15(b)
Risk Management Policy	Section 8.13
SEC	Section 8.13
Securities Act	Section 3.1(c)
Special Unit	Section 8.13
Subsidiary	Section 8.13
Superior Proposal	Section 8.13
Superior Proposal Notice	Section 5.3(d)(i)(C)
Superior Proposal Notice Period	Section 5.3(d)(i)(D)
Surviving Entity	Section 1.1
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Termination Fee	Section 7.3(a)
Unit Consideration	Section 2.1(a)
Unit Majority	Section 8.13

unit proceeds	Section 2.2(h)
Unitholder	Section 8.13
WARN Act	Section 3.12(b)
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2013 (this “Agreement”), is by and among PVR Partners, L.P., a Delaware limited partnership (“MLP”), PVR GP, LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP” and, together with MLP, the “MLP Entities”), Regency Energy Partners LP, a Delaware limited partnership (“Parent”), Regency GP LP, a Delaware limited partnership and the general partner of Parent (“Parent GP”), and RVP LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent and Parent GP, the “Parent Entities”).

W I T N E S S E T H:

WHEREAS, the board of directors of MLP GP (the “MLP GP Board”) has unanimously (i) determined that it is in the best interests of MLP and its Limited Partners, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to submit the Agreement to a vote of the Limited Partners and recommend adoption of this Agreement by the Limited Partners; and

WHEREAS, Parent, in its capacity as the sole managing member of Merger Sub, and the board of directors (the “Parent Managing GP Board”) of Regency GP LLC, a Delaware limited liability company and the general partner of Parent GP (“Parent Managing GP”), have each approved and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into MLP (the “Merger”), the separate limited liability company existence of Merger Sub will cease, and MLP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 9:00 A.M., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as MLP and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, MLP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DRULPA and the DLLCA.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of MLP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b) The MLP Partnership Agreement shall, by virtue of the Merger and the Certificate of Merger, be amended and restated in its entirety as set forth in Exhibit A hereto, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

ARTICLE II

Effect on Units

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of MLP GP, MLP, Parent GP, Parent, Merger Sub or the holder of any securities of MLP or Merger Sub:

(a) Conversion of Common Units and Class B Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, each Common Unit and each Class B Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive (i) an amount of cash equal to the difference (if positive) between (x) the Annualized MLP Distribution minus (y) the Annualized Adjusted Parent Distribution (the “Cash Consideration”) and (ii) 1.020 (the “Exchange Ratio”) Parent Units (the “Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(b) Limited Partner Interests of the Surviving Entity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a 100% limited partner interest in MLP (as the Surviving Entity). At the Effective Time, the books and records of MLP shall be revised to reflect the admission of Parent as a Limited Partner of MLP and the simultaneous withdrawal of all other Limited Partners of MLP.

(c) Cancellation of MLP-Owned Units and Parent-Owned Units. Any MLP Securities that are owned immediately prior to the Effective Time by MLP or any Subsidiary of MLP, and any MLP Securities owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled MLP Securities.

(d) Certificates. As of the Effective Time, all Common Units and Class B Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form) that immediately prior to the Effective Time represented any such Common Units or Class B Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional Parent Units to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as a Parent Limited Partner. Parent GP hereby consents to the admission (as a Parent Limited Partner) of each Unitholder who is issued Parent Units in exchange for such Unitholder’s Common Units or Class B Units in accordance with this Article II, upon the proper surrender of the Certificate representing such Common Units or Class B Units. Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Parent GP in its sole discretion) and the recording of the name of such Person as a limited partner of Parent on the books and records of Parent, such Person shall automatically and effective as of the Effective Time be admitted as a Parent Limited Partner and be bound by the Parent Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of Parent Units, a Unitholder confirms its agreement to be bound by all of the terms and conditions of the Parent Partnership Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to MLP (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units and Class B Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units and Class B Units, were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as MLP and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration and cash in lieu of any fractional Parent Units payable pursuant to Section 2.2(h).

(b) Deposit. At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units, Class B Units, Restricted Units, Phantom Units (and distribution equivalent rights) and Deferred Common Units, an amount of Parent Units (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1(a)(i) and Section 2.3(a), payable upon due surrender of the Certificates or other evidence of Restricted Units, Phantom Units (and distribution equivalent rights) and Deferred Common Units (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any Parent Units sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry units representing Parent Units deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units, Class B Units, Restricted Units, Phantom Units (and distribution equivalent rights) or Deferred Common Units entitled to receive such consideration or cash in lieu of fractional interests, or in respect of distribution equivalent rights, pursuant to Section 2.3(a) and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units, Class B Units, Restricted Units, Phantom Units (and distribution equivalent rights) or Deferred Common Units entitled to receive such consideration in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.

(c) Exchange. Each holder of Common Units and Class B Units that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (as applicable) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Units representing, in the aggregate, the whole number of Parent Units that such holder has the right to receive in accordance with the provisions of this Article II and/or (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II, including the Cash Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional Parent Units or in respect of distribution equivalent rights or on any unpaid distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units or Class B Units, as the case may be, formerly represented by such Certificates.

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of MLP of transfers of Common Units or Class B Units. From and after the Effective Time, the holders of Certificates representing Common Units or Class B Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units or Class B Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units or Class B Units 12 months after the

Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units or Class B Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units or Class B Units. Notwithstanding the foregoing, Parent, Merger Sub and MLP shall not be liable to any holder of Common Units or Class B Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units or Class B Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to Parent Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such Parent Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such Parent Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of Parent Units, all Parent Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional Parent Units shall be issued upon the surrender for exchange of Certificates. Notwithstanding any other provision of this Agreement, each holder of Common Units or Class B Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Unit (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional units representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “unit proceeds”) in one or more transactions of a number of Parent Units, such number equal to the excess of (i) the aggregate number of Parent Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole Parent Units to be distributed to the holders of Certificates pursuant to Section 2.2(c) (such excess, the “Excess Units”). The parties acknowledge that payment of the cash unit proceeds in lieu of issuing certificates or scrip for fractional units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional units. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Common Units or Class B Units that would otherwise receive fractional Parent Units, shall sell the Excess Units at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and such sales shall be executed in round lots to the extent practicable.

Until the unit proceeds of such sale or sales have been distributed to the holders of such Common Units or Class B Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such unit proceeds in trust for the benefit of the holders of such Common Units and Class B Units (the “Fractional Unit Proceeds”). The Exchange Agent shall determine the portion of the Fractional Unit Proceeds to which each holder of such Common Units and Class B Units shall be entitled, if any, by multiplying the amount of the aggregate unit proceeds comprising the Fractional Unit Proceeds by a fraction, the numerator of which is the amount of the fractional unit interest to which such holder of such Common Units or Class B Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional unit interests to which all holders of such Common Units would otherwise be entitled.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. Parent, Merger Sub and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of Common Units, Class B Units, Restricted Units, Phantom Units (and any distribution equivalent rights) and Deferred Common Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units, Class B Units, Restricted Units, Phantom Units (and distribution equivalent rights) and Deferred Common Units, as applicable, in respect of whom such withholding was made. If withholding is taken in Parent Units, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k) Tax Characterization of Merger and Cash Received. MLP and Parent each acknowledges and agrees that for federal income Tax purposes the transactions consummated pursuant to this Agreement will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby MLP will be the terminating partnership and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of MLP to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional Parent Units and the assumption of liabilities. To the maximum extent possible, the Cash Consideration and any cash received in lieu of fractional Parent Units shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the Cash Consideration and any cash received in lieu of fractional Parent Units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each of MLP and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

Section 2.3 Treatment of Phantom Units, Restricted Units and Deferred Common Units; Equity Plans. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the MLP GP Board (or, if appropriate, any committee administering any MLP Equity Plan) will adopt resolutions, and MLP will take all other actions as may be necessary or required in accordance with applicable Law and each MLP Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(a) Treatment of Phantom Units. Except as otherwise expressly provided in the original grant terms of a particular award, each Phantom Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full (in the case of performance-based Phantom Units, based on achievement of target level of performance) and the restrictions with respect thereto shall lapse, and each Common Unit deemed to be issued in settlement thereof shall be deemed issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Sections 2.1 and 2.2). In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each Phantom Unit that vests pursuant to this Section 2.3(a) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and shall become immediately payable in cash.

(b) Treatment of Restricted Units. Each Restricted Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Sections 2.1 and 2.2).

(c) Treatment of Deferred Common Units. Restrictions with respect to each Deferred Common Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, lapse, and each Deferred Common Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Sections 2.1 and 2.2).

(d) Assumption of MLP Equity Plans. As of the Effective Time, Parent shall assume the obligations of MLP under the MLP Equity Plans and shall assume such plans for purposes of employing such plans to make grants of equity based awards on Parent Units following the Closing.

Section 2.4 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Class B Units or Parent Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution (except in the case of distributions of PIK Units in the ordinary course and in accordance with Section 5.9(d) of the MLP Partnership Agreement), combination, exchange of units or similar transaction, each of the Cash Consideration and the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, split, combination, exchange of units or similar transaction and to provide the holders of Common Units and Class B Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

Representations and Warranties of MLP

Except as disclosed in (a) the MLP SEC Documents filed with the SEC on or after December 31, 2012 and prior to the date of this Agreement (but excluding any disclosure contained in any such MLP SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such MLP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such MLP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an MLP Material Adverse Effect), MLP represents and warrants to Parent as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of MLP and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on MLP (an “MLP Material Adverse Effect”).

(b) Each of MLP and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an MLP Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of MLP that are owned directly or indirectly by MLP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except for those of the MLP Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by MLP.

(d) MLP has made available to Parent correct and complete copies of its certificate of limited partnership and the MLP Partnership Agreement (the “MLP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries, including MLP GP (the “MLP Subsidiary Documents”), in each case as amended to the date of this Agreement. All such MLP Charter Documents are in full force and effect and MLP is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on October 9, 2013, MLP has no Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 101,237,863 Common Units (which number includes (x) no Common Units which are Restricted Units and (y) 239,644 Deferred Common Units); (ii) no Common Units held by MLP in its treasury; (iii) 10,346,257 Special Units, all of which shall convert automatically into Common Units on a one-for-one basis on the record date for distributions on the Common Units in respect of the quarter ending September 30, 2013; (iv) 23,779,883 Class B Units; and (v) 573,691 Common Units issuable upon the settlement of outstanding Phantom Units. All outstanding Common Units, Special Units and Class B Units have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights. Section 3.2(a) of the MLP Disclosure Schedule sets forth, as of October 9, 2013, (i) the aggregate number of outstanding options or other rights to purchase or receive Common Units, Special Units, Class B Units or other MLP Securities granted under the MLP Equity Plans or otherwise by MLP (including outstanding Phantom Units, Deferred Common Units, distribution equivalent rights and Restricted Units), organized by exercise or conversion price related thereto and (ii) each outstanding Phantom Unit, Deferred Common Unit, distribution equivalent right and Restricted Unit and to the extent applicable, the number of Common Units issuable thereunder, the number of Common Units used as a reference for payment thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, the vesting schedule, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the MLP Equity Plan pursuant to which the award was made. Except as set forth above in this Section 3.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any Partnership Interests or other partnership interests, voting securities or other equity interests of MLP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests or other partnership interests, voting securities or other equity interests of MLP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since the Balance Sheet Date to the date of this Agreement, MLP has not issued any Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). None of MLP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of MLP (other than, with respect to the MLP Joint Ventures, as set forth in the definitive agreements for such MLP Joint Ventures). Except (i) as set forth in the MLP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under MLP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of MLP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of MLP or any of its Subsidiaries (other than, with respect to the MLP Joint Ventures, as set forth in the definitive agreements for such MLP Joint Ventures).

(c) All distributions of Class B Units issued as PIK Units required to be made under the MLP Partnership Agreement have been made in accordance with the terms of the MLP Partnership Agreement.

(d) MLP GP is the sole general partner of MLP. MLP GP is the sole record and beneficial owner of the MLP General Partner Interest, and such MLP General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the MLP Partnership Agreement. MLP GP owns the MLP General Partner Interest free and clear of any Liens.

(e) All of the issued and outstanding limited liability company interests of MLP GP are owned, beneficially and of record, by MLP, free and clear of any Liens.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the MLP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the MLP Unitholder Approval. The execution, delivery and performance by the MLP Entities of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the MLP GP Board, which, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby and (ii) resolved to submit the Agreement to a vote of the Limited Partners of MLP and to recommend adoption of this Agreement by the Limited Partners of MLP, and except for obtaining the MLP Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the MLP Entities is necessary to authorize the execution, delivery and performance by the MLP Entities of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MLP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of the MLP Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the MLP Entities nor the consummation by the MLP Entities of the transactions contemplated hereby, nor compliance by the MLP Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the MLP Charter Documents or any of the MLP Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the MLP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MLP or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, MLP or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or MLP Permit (including any Environmental Permit) to which MLP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of MLP or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect.

(c) The affirmative vote or consent of the holders of a Unit Majority at the MLP Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “MLP Unitholder Approval”) is the only vote or approval of the holders of any class or series of Partnership Interests or other partnership interests, equity interests or capital stock of MLP or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by MLP and the consummation by MLP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect.

Section 3.5 MLP SEC Documents; Undisclosed Liabilities.

(a) MLP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2011 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “MLP SEC Documents”). The MLP SEC Documents, as of their respective effective dates (in the case of the MLP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective

SEC filing dates (in the case of all other MLP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such MLP SEC Documents, and none of the MLP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Documents. To the Knowledge of MLP, none of the MLP SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of MLP included in the MLP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MLP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to MLP and its consolidated Subsidiaries, taken as a whole).

(c) MLP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to MLP, including its consolidated Subsidiaries, required to be disclosed by MLP in the reports that it files or submits under the Exchange Act is accumulated and communicated to MLP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by MLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. MLP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to MLP’s auditors and the audit committee of the MLP GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect MLP’s ability to record, process, summarize and report financial data and have identified for MLP’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in MLP’s internal controls. The principal executive officer and the principal financial officer of MLP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the MLP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of MLP has completed its assessment of the effectiveness of MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. To the

Knowledge of MLP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of MLP and its Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither MLP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of MLP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Neither MLP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among MLP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, MLP in MLP’s published financial statements or any MLP SEC Documents.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an MLP Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, MLP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither MLP nor any of its Subsidiaries has taken any action described in Section 5.2(a)(ii), (iii), (v), (vi), (vii), (ix), (xiv) or (xv) (but, with respect to (vii), disregarding the proviso to Section 5.2(a)(vii)(1), and with respect to (xv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of MLP, threatened) by any Governmental Authority with respect to MLP or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of MLP, threatened) against MLP or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against MLP or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.8 Compliance with Laws; Permits.

(a) MLP and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) MLP and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for MLP and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “MLP Permits”), except where the failure to have any of the MLP Permits would not have, individually or in the aggregate, an MLP Material Adverse Effect. All MLP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an MLP Material Adverse Effect. No suspension or cancellation of any of the MLP Permits is pending or, to the Knowledge of MLP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an MLP Material Adverse Effect. MLP and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any MLP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an MLP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of MLP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of MLP or any of its Subsidiaries under, any MLP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any MLP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), MLP, each of its Subsidiaries, and, to the Knowledge of MLP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to MLP or its Subsidiaries; (ii) has not, to the Knowledge of MLP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of MLP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders of MLP, and at the time of the MLP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to MLP or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by MLP or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to MLP or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of MLP or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of MLP or any of its Subsidiaries, (vii) there is no written claim against MLP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to MLP or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax

Return of or with respect to MLP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of MLP or any of its Subsidiaries, (ix) none of MLP or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of MLP or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by MLP or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of MLP or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than MLP or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) MLP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) MLP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, (xiv) at least 90% of the gross income of MLP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (xv) except for Penn Virginia Resource Finance Corporation and Penn Virginia Resource Finance Corporation II, each Subsidiary of MLP is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the MLP Disclosure Schedule lists all material MLP Benefit Plans. “MLP Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by MLP or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of MLP or its Subsidiaries, or with respect to which MLP or its Subsidiaries have any current or contingent liability, except that no “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) shall be considered an MLP Benefit Plan).

(b) Neither MLP, any of its Subsidiaries, nor any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan. Neither MLP, any of its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan.

(c) Except for such claims which would not have, individually or in the aggregate, an MLP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of MLP, threatened (i) with respect to any MLP Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the material terms of any MLP Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such MLP Benefit Plan.

(d) Each MLP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an MLP Material Adverse Effect. Any MLP Benefit Plan intended to be qualified under Section 401 of the Code has received (or made a timely filing for) a favorable determination or opinion letter from the United States Internal Revenue Service that has not been revoked and, to the Knowledge of MLP, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such MLP Benefit Plan. To the Knowledge of MLP, neither MLP, any of its Subsidiaries, nor any of their respective ERISA Affiliates has engaged in a transaction with respect to any MLP Benefit Plan for which they would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code. Neither MLP nor any of its Subsidiaries maintains or contributes to or is required to contribute to any plan, agreement or arrangement which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, except as required by applicable Law, pursuant to post-termination continuation provisions not in excess of three years set forth in employment agreements or severance arrangements that are MLP Benefit Plans, or as would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Neither MLP, any of its Subsidiaries, nor any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, excluding any Multiemployer Plan.

(f) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, with respect to any MLP Benefit Plan, all contributions, premiums and other payments due from any of MLP or its Subsidiaries required by Law or any MLP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of MLP or any of its Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. No director, officer, employee or other service provider of MLP or any of its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with MLP or any of its Subsidiaries. Each MLP Benefit Plan may be amended or terminated at any time without penalty.

(h) Each MLP Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(i) No MLP Benefit Plan is subject to the Laws of any Governmental Authority other than those of the United States.

Section 3.12 Labor Matters.

(a) None of the employees of MLP or any of its Subsidiaries is represented in his or her capacity as an employee of MLP or any Subsidiary by any labor organization. Neither MLP nor any Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of MLP or any of its Subsidiaries, nor has MLP or any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of MLP or any of its Subsidiaries.

(b) Except for such matters which would not have, individually or in the aggregate, an MLP Material Adverse Effect, neither MLP nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of MLP or any of its Subsidiaries with respect to such matters and, to the Knowledge of MLP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an MLP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of MLP or any of its Subsidiaries, (ii) to the Knowledge of MLP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against MLP or any of its Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of MLP, threatened against MLP or any of its Subsidiaries and (iv) there is no (and has not been during the two-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of MLP, threatened with respect to any employees of MLP or any of its Subsidiaries. Neither MLP nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by MLP that would have, individually or in the aggregate, an MLP Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an MLP Material Adverse Effect, MLP and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect: (i) each of MLP and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by MLP or any of its Subsidiaries, or to the Knowledge of MLP, any other Person in any manner that would reasonably be expected to give rise to MLP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of MLP, threatened against MLP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of MLP, formerly owned, operated or leased by or for MLP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to MLP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by MLP or any of its Subsidiaries or as a result of any operations or activities of MLP or any of its Subsidiaries.

Section 3.14 Contracts.

(a) Section 3.14(a) of the MLP Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, shall not include any MLP Benefit Plan) to which any of MLP or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “MLP Material Contract”):

(i) each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than Contracts solely between or among MLP and one or more of its Subsidiaries;

(ii) each guarantee by MLP of any obligation of any Person that is not MLP or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii) each natural gas or oil transportation, gathering, treating, processing or other Contract, each natural gas liquids or oil fractionation, transportation, purchase, sales or storage Contract and each natural gas, oil, coal or mineral purchase and sales or lease Contract that during the 12 months ended June 30, 2013 individually involved, or is reasonably expected in the future to involve, annual revenues or payments by MLP and its Subsidiaries in excess of $5,000,000 in the aggregate;

(iv) each Contract for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year;

(v) each Contract between any of MLP or any of its Subsidiaries, on the one hand, and any Unitholder of MLP holding 5% or more of MLP’s issued and outstanding Common Units, on the other hand;

(vi) each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of Parent or any of its Subsidiaries (including the Surviving Entity and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(vi), a “Non-Competition Agreement”);

(vii) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties that are material to MLP and its Subsidiaries, taken as a whole;

(viii) each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil, condensate and coal (each Contract described in this Section 3.14(a)(viii), a “Commodity Derivative Instrument”);

(ix) each material partnership, joint venture or limited liability company agreement to which MLP or any of its Subsidiaries is a party, and each Contract between MLP or any of its Subsidiaries and an MLP Joint Venture;

(x) each collective bargaining agreement to which MLP or any of its Subsidiaries is a party or is subject; and

(xi) each Contract under which any of MLP or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

(b) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect: (i) each MLP Material Contract is valid and binding on MLP and its Subsidiaries, as applicable, and is in full force and effect; (ii) MLP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each MLP Material Contract; (iii) neither MLP nor any of its Subsidiaries has received written notice of, or to the Knowledge of MLP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of MLP or any of its Subsidiaries under any such MLP Material Contract; and (iv) to the Knowledge of MLP, as of the date of this Agreement no other party to any MLP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c) Neither the execution and delivery of this Agreement by MLP, nor the consummation by MLP of the transactions contemplated hereby, nor compliance by MLP with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by MLP or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of an MLP Joint Venture.

Section 3.15 Property.

(a) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, MLP or a Subsidiary of MLP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, all leases under which MLP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against MLP or any of its Subsidiaries and, to the Knowledge of MLP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by MLP or any of its Subsidiaries or, to the Knowledge of MLP, the counterparties thereto, or, to the Knowledge of MLP, any event which, with notice or lapse of time or both, would become a material default by MLP or any of its Subsidiaries, or, to the Knowledge of MLP, the counterparties thereto.

(b) MLP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”)

as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an MLP Material Adverse Effect. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, each of MLP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right (collectively, “Revocable Interests”).

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, either MLP or a Subsidiary of MLP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “MLP Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, (i) there are no pending or, to the Knowledge of MLP, threatened claims by any Person alleging infringement or misappropriation by MLP or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of MLP, the conduct of the business of MLP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither MLP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the MLP Intellectual Property, and (iv) to the Knowledge of MLP, no Person is infringing or misappropriating any MLP Intellectual Property.

Section 3.17 Insurance. MLP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the MLP Disclosure Schedules lists the annual premiums paid by MLP for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, none of MLP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18 Opinion of Financial Advisor. The MLP GP Board has received the opinion of Evercore Group, L.L.C. (the “MLP Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to Common Unitholders (other than affiliates of MLP) (the “MLP Fairness Opinion”). A correct and complete copy of the form of the MLP Fairness Opinion has been made available to Parent. MLP has been authorized by the MLP Financial Advisor to permit the inclusion of the MLP Fairness Opinion and/or references thereto in the Proxy Statement.

Section 3.19 Brokers and Other Advisors. Except for the MLP Financial Advisor and Citigroup Global Markets Inc., the fees and expenses of which will be paid by MLP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of MLP or any of its Subsidiaries. MLP has heretofore made available to Parent a correct and complete copy of MLP’s engagement letters with the MLP Financial Advisor and Citigroup Global Markets Inc., which letters describe all fees payable to the MLP Financial Advisor and Citigroup Global Markets Inc., in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the MLP Financial Advisor and Citigroup Global Markets Inc., entered into in connection with the transactions contemplated hereby.

Section 3.20 State Takeover Statutes. The action of the MLP GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the MLP Partnership Agreement. There is no unitholder rights plan in effect, to which MLP is a party or otherwise bound.

Section 3.21 Regulatory Matters.

(a) None of MLP or any of its Subsidiaries owns or operates facilities subject to the Federal Energy Regulatory Commission under the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”) or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), and there are no proceedings pending, or to the Knowledge of MLP, threatened, alleging that MLP or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b) None of MLP or any of its Subsidiaries nor any of the services provided by MLP or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Knowledge of MLP, threatened, alleging that MLP or any of its Subsidiaries is in material violation of the ICA.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither MLP nor any other Person makes or has made any express or implied representation or warranty with respect to MLP or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither MLP nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

Representations and Warranties of Parent

Except as disclosed in (a) the Parent SEC Documents filed with the SEC on or after December 31, 2012 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements) or (b) the disclosure letter delivered by Parent to MLP (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Parent Material Adverse Effect), Parent represents and warrants to MLP as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Parent GP and their Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b) Each of Parent, Parent GP and their Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for those of the Parent Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by Parent.

(d) Parent has made available to MLP correct and complete copies of its certificate of limited partnership and the Parent Partnership Agreement (the “Parent Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its Subsidiaries (the “Parent Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Parent Charter Documents are in full force and effect and Parent is not in violation of any of their provisions.

Section 4.2 Capitalization.

(a) The authorized equity interests of Parent consist of Parent Units, Series A Preferred Units (“Parent Series A Units”), Class F common units representing limited partner interests in Parent (“Parent Class F Units”) and the general partner interest in Parent (which includes the right to receive incentive distribution) (“Parent GP Interest”). As of the close of business on October 3, 2013, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 210,704,852 Parent Units, (ii) 1,912,569 Parent Series A Units, (iii) 6,274,483 Parent Class F Units, (iv) 1,168,247 phantom units of Parent and (v) the Parent GP Interest. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any limited partnership interests, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any limited partnership interests, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures). Except (i) as set forth in the Parent Charter

Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement and the conversion of any Parent Series A Units outstanding as of the date of this Agreement in accordance with the Parent Charter Documents, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures).

(c) Parent GP is the sole general partner of Parent. Parent GP is the sole record and beneficial owner of the Parent GP Interest, and such Parent GP Interest has been duly authorized and validly issued in accordance with applicable Law and the Parent Partnership Agreement. Parent GP owns the Parent GP Interest free and clear of any Liens.

(d) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Parent Entities of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Merger Sub and Parent, as the sole managing member of Merger Sub, and by Parent Managing GP, on behalf of Parent GP and Parent, and no other entity action on the part of the Parent Entities is necessary to authorize the execution, delivery and performance by the Parent Entities of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Parent Entities, nor the consummation by the Parent Entities of the transactions contemplated hereby, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter Documents or any of the Parent Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or Parent Permit (including any Environmental Permit) to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii) (x) and (ii) (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The vote or consent of Parent as the sole managing member of Merger Sub is the only vote or consent of the members of Merger Sub necessary to adopt this Agreement and approve the transactions contemplated hereby.

(d) None of the Parent Entities or any of their Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of MLP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2011 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit and risk committee of the Parent Managing GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. To the Knowledge of Parent, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), Parent, each of its Subsidiaries, and, to the Knowledge of Parent, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of Parent, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of MLP set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders of MLP, and at the time of the MLP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of MLP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (vii) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries, (ix) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, (xiv) at least 90% of the gross income of Parent for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (xv) except for Regency Energy Finance Corp., Pueblo Holdings, Inc. and Pueblo Midstream Gas Corporation, each Subsidiary of Parent is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

Section 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries, or the Knowledge of Parent, any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or involving any real property currently or, to the Knowledge of Parent, formerly owned, operated or leased by or for Parent or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Knowledge of Parent, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.12 Contracts.

(a) Except for this Agreement, the Parent Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000 (all contracts of the type described in this Section 4.12(a) being referred to herein as “Parent Material Contracts”).

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries has received written notice of, or to the Knowledge of Parent, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract.

Section 4.13 Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and, to the Knowledge of Parent, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or, to the Knowledge of Parent, any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, the counterparties thereto.

(b) Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14 Brokers and Other Advisors. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.15 State Takeover Statutes. The action of the Parent Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the Parent Partnership Agreement.

Section 4.16 Financing. Parent and Merger Sub have (and at the Effective Time will have), available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger, including the aggregate Cash Consideration.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent Entities or with respect to any other information provided to MLP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to MLP or any other Person resulting from the distribution to MLP (including its Representatives), or MLP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to MLP in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

Additional Covenants and Agreements

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; Unitholder Meeting.

(a) As soon as practicable following the date of this Agreement, MLP shall prepare and file with the SEC the Proxy Statement and MLP and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of MLP and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. MLP shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by MLP without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to MLP or Parent, or any of their respective Affiliates, directors or officers, is discovered by MLP or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) MLP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Unitholders (the “MLP Unitholders Meeting”) for the purpose of obtaining the MLP Unitholder Approval. Subject to Section 5.3, MLP shall, through the MLP GP Board, recommend to its Unitholders adoption of this Agreement (the “MLP Board Recommendation”). Unless the MLP GP Board has effected an Adverse Recommendation in accordance with Section 5.3, MLP shall use its reasonable best efforts to solicit from the Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the MLP Unitholder Approval. The Proxy Statement shall include a copy of the MLP Fairness Opinion and (subject to Section 5.3) the MLP Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 5.3, MLP’s obligations pursuant to this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MLP of any Alternative Proposal or (ii) the withdrawal or modification by the MLP GP Board or any committee thereof of the MLP Board Recommendation or the MLP GP Board’s or such committee’s approval of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, MLP may postpone or adjourn the MLP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the MLP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that MLP has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the MLP Unitholders Meeting and (iv) if MLP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the MLP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any MLP Material Contract in effect as of the date of this Agreement (including the MLP Partnership Agreement) or (v) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, MLP shall, and shall cause each of its Subsidiaries and the MLP Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by MLP, its Subsidiaries and the MLP Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all MLP Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the MLP Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any MLP Material Contract in effect as of the date of this Agreement (including the MLP Partnership Agreement) or (iv) as agreed in writing by Parent (in the case of clauses (iii), (iv), (v), (vi), (vii), (viii), (xii), (xiii), (xiv) and (xv) below (but, with respect to (xv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(iv)), such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, MLP shall not, and shall not permit any of its Subsidiaries and the MLP Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; provided that MLP may issue Common Units (w) upon the settlement of any Phantom Units or Deferred Common Units, in each case which are outstanding on the date of this Agreement and in accordance with the terms thereof, (x) in the case of the 2011 performance-based Phantom Units scheduled to vest on December 31, 2013, the compensation committee of the MLP GP Board may determine to vest such Phantom Units at target level of performance, (y) upon the conversion of the Special Units to Common Units in accordance with the MLP Partnership Agreement or (z) upon the conversion of the Class B Units to Common Units in accordance with the MLP Partnership Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability interests, shares of capital stock, voting securities or equity interests, except in connection with the settlement of or Tax withholding with respect to any Phantom Units or Deferred Common Units, in each case which are outstanding on the date of this Agreement and in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Special Units, Class B Units or other Partnership Interests, or otherwise make any payments to its Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of MLP to its parent, (y) MLP’s regular quarterly distribution in an amount not to exceed $0.55 per Common Unit or (z) the Class B Unit Distribution in accordance with Section 5.9(d) of the MLP Partnership Agreement), or (D) split, combine, subdivide or reclassify any Common Units, Special Units, Class B Units or other Partnership Interests;

(ii) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MLP or any of its Subsidiaries or the MLP Joint Ventures, other than (A) borrowings by MLP in amounts not in excess of $10,000,000 in the aggregate, (B) borrowings under MLP’s Amended and Restated Credit Agreement, dated as of August 13, 2010, by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as administrative agent, and the other financial institutions party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(B) not in excess of the amount set forth in Section 5.2(a)(ii)(B) of the MLP Disclosure Schedule (provided, that except with respect to clause (B) above (other than with respect to any additional borrowings pursuant to clause (B) not under the Existing Credit Facility), MLP and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (C) borrowings from MLP or any of its Subsidiaries by MLP or any of its Subsidiaries and (D) repayments of borrowings from MLP or any of its Subsidiaries by MLP or any of its Subsidiaries and guarantees by MLP or any of its Subsidiaries of indebtedness of MLP or any of its Subsidiaries, or (y) except as permitted pursuant to clause (x) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of MLP or any of its Subsidiaries (other than (i) revolving indebtedness, (ii) borrowings from MLP or any of its Subsidiaries and (iii) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (x) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $1,000,000 in the aggregate and (y) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (x), (A) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(A) of the MLP Disclosure Schedule, correct and complete copies of which have been made available to Parent and other potential transactions listed on Section 5.2(a)(iii)(A) of the MLP Disclosure Schedule, (B) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (C) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (D) sales, transfers, leases, farmouts or other disposals to MLP or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $100,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the MLP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $50,000,000;

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to MLP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (x) except (A) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (B) for Commodity Derivative Instruments entered into in compliance with the Risk Management Policy and (C) as in the ordinary course of business consistent with past practice (provided, however, that this clause (C) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an MLP Material Contract (provided that, for purposes of this Section 5.2(a)(vii)(x)(1), the $5,000,000 threshold in Section 3.14(a)(iii) shall be deemed to be a $2,000,000 threshold) if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any MLP Material Contract, or (y) (1) waive any material rights under any MLP Material Contract, (2) enter into or extend the term or scope of any MLP Material Contract that materially restricts MLP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (3) enter into any MLP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (4) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of MLP or any of its material Subsidiaries;

(viii) except as required by the terms, as of the date hereof, of any MLP Benefit Plan set forth in Section 3.11(a) of the MLP Disclosure Schedule, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any MLP Benefit Plan or any other agreement or arrangement which would be an MLP Benefit Plan if it were in effect on the date of this Agreement, (E) accelerate the vesting or payment of any compensation or benefits under any MLP Benefit Plan or (F) fund any MLP Benefit Plan or trust relating thereto; provided, however, that following the date of this Agreement and prior to the Effective Time, the compensation committee of the MLP GP Board may establish an employee retention program substantially in accordance with the terms set forth in Section 5.2(a)(viii) of the MLP Disclosure Schedule;

(ix) (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(x) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the MLP Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of MLP);

(xiii) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xiv) take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any Parent Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by MLP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time Parent shall, and shall cause each of its Subsidiaries and the Parent Joint Ventures to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (y) use its commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by Parent, its Subsidiaries and the Parent Joint Ventures, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any Parent Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by MLP (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries and the Parent Joint Ventures to:

(i) (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (y) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; and (z) in connection with a transaction involving the acquisition of assets or equity interests as to which the Parent Managing GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the unitholders of Parent (a “Parent Acquisition Transaction”); (B) redeem, purchase or otherwise acquire any of its outstanding limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any Parent Units, or otherwise make any payments to its unitholders in their capacity as such (other than (w) distributions by a direct or indirect Subsidiary of Parent to its parent, (x) Parent’s regular quarterly distributions and associated distributions to the Parent GP or (y) in connection with any Parent Acquisition Transaction); or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii) amend the Parent Charter Documents (other than amendments to the Parent Charter Documents in connection with a Parent Acquisition Transaction);

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent);

(iv) take any action, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement, in each case to a date after the Outside Date; or

(v) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation by MLP; Etc.

(a) MLP shall, and shall cause its Subsidiaries and use reasonable best efforts to cause MLP’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of MLP or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Alternative Proposal. Except as permitted by this Section 5.3, (x) MLP shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the MLP Partnership Agreement, (iii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the MLP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal and (y) within five business days of receipt of a written request of Parent following the receipt by MLP of any Alternative Proposal, MLP shall publicly reconfirm the MLP Board Recommendation; provided that, in the event that Parent requests such public reconfirmation of the MLP Board Recommendation, then MLP may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the MLP Board Recommendation and provided further that Parent shall not be permitted to make such request on more than one occasion in respect of each Alternative Proposal and each material modification to an Alternative Proposal, if any (the taking of any action described in clause (x)(iv) or the failure to take the action described in clause (y) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by MLP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by MLP unless such violation is committed without the Knowledge of MLP and MLP uses its reasonable best efforts to promptly cure such violation once MLP is made aware of such violation.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the MLP Unitholder Approval, (i) MLP has received a written Alternative Proposal that the MLP GP Board believes is bona fide, (ii) the MLP GP Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then MLP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to MLP and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) MLP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless MLP has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions and “standstill” provisions that are not less restrictive to such Person than the provisions of the Parent Confidentiality Agreement are to Parent (provided that the standstill provisions of such confidentiality agreement may permit such Person to make a non-public Alternative Proposal to MLP GP Board) and (y) MLP will provide to Parent non-public information about MLP or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person. If MLP desires to waive any of the standstill provisions of any confidentiality agreement entered into with another Person pursuant to the immediately preceding sentence, MLP shall give written notice of the specific aspect of the standstill provisions desired to be waived and thereafter shall be permitted to waive such provisions, which waiver shall constitute a waiver of the standstill provisions in Section 9 of the Parent Confidentiality Agreement in the same manner and to the same extent as such provisions are waived with respect to such Person.

(c) In addition to the other obligations of MLP set forth in this Section 5.3, MLP shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, MLP in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and MLP shall promptly provide Parent with copies of any additional written materials received by MLP or that MLP has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the MLP Unitholder Approval, the MLP GP Board may effect an Adverse Recommendation Change in response to an Alternative Proposal or a Changed Circumstance if the MLP GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law and:

(i) if the MLP GP Board intends to effect such Adverse Recommendation Change in response to an Alternative Proposal:

(A) such Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the MLP GP Board has determined, after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments offered by Parent pursuant to clause (E) below;

(C) MLP has provided prior written notice to Parent in accordance with Section 8.9 (the “Superior Proposal Notice”) of the MLP GP Board’s intention to effect an Adverse Recommendation Change, and such Superior Proposal Notice has specified the identity of the Person making such Alternative Proposal, the material terms and conditions of such Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by MLP in connection with such Alternative Proposal;

(D) during the period that commences on the date of delivery of the Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “Superior Proposal Notice Period”), MLP shall (1) negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP GP Board not to effect an Adverse Recommendation Change; and (2) keep Parent reasonably informed with respect to the status and changes in the material terms and conditions of such Alternative Proposal or other change in circumstances related thereto; provided, however, any material revisions to such Alternative Proposal (it being agreed that any change in the purchase price in such Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent Superior Proposal Notice and a subsequent Superior Proposal Notice Period in respect of such revised Alternative Proposal, except that such subsequent Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent Superior Proposal Notice; and

(E) the MLP GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Superior Proposal Notice Period, shall have determined in good faith that such Alternative Proposal continues to constitute a Superior Proposal even if such revisions were to be given effect; or

(ii) if the MLP GP Board intends to effect such Adverse Recommendation Change in response to a Changed Circumstance:

(A) MLP has provided prior written notice to Parent in accordance with Section 8.9 (the “Recommendation Change Notice”) of the MLP GP Board’s intention to effect an Adverse Recommendation Change, and such Recommendation Change Notice has specified the details of such Changed Circumstance and the reasons for the Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time the date that is the fifth calendar day following the date of such delivery (the “Recommendation Change Notice Period”), MLP shall (i) negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP GP Board not to effect an Adverse Recommendation Change; and (ii) keep Parent reasonably informed of any change in circumstances related thereto; and

(C) the MLP GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Adverse Recommendation Change Notice Period, shall have determined in good faith that the failure to effect an Adverse Recommendation Change would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent MLP or the MLP GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the

Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the MLP GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes MLP’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the Parent Entities, on the one hand, and the MLP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) MLP and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that Parent shall consult in advance with MLP and in good faith take MLP’s views into account regarding the overall strategy. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d) Parent and MLP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including taking or agreeing to take the types of actions, but subject to the limitations, described in the following sentence. Notwithstanding the foregoing or any other provision of this Agreement, MLP shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 in a case where Section 7.1 permits such termination or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of MLP’s, Parent’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, MLP or any of their Subsidiaries may carry on business in any part of the world; provided, however, that Parent shall be required to offer, accept or agree to the actions in clauses (A), (B) and/or (C) if (and only if) the following conditions are satisfied: (1) any such dispositions or holdings separate of, and/or limitations or restrictions on, are, individually and in the aggregate, immaterial to the businesses, operations and/or assets of MLP, Parent or their respective Subsidiaries (provided that, in the case of Parent and its Subsidiaries, for purposes of determining whether a business, operation or asset is immaterial, it shall be assumed that Parent and its Subsidiaries are of equivalent size to the current size of MLP and its Subsidiaries, in each case taken as a whole) and (2) the effect of any such dispositions, holdings separate, limitations and/or restrictions would not, individually or in the aggregate, reasonably be expected to result in a loss (other than an immaterial loss) of the reasonably expected benefits to Parent of the transactions contemplated hereby.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and MLP. Thereafter, neither MLP nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that MLP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the MLP GP Board believes is bona fide and matters related thereto or an Adverse Recommendation Change but nothing in this proviso shall limit any obligation of MLP under Section 5.3(d) to negotiate with Parent in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or MLP in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of August 28, 2013, between Parent and MLP (as it may be amended from time to time, the “Parent

Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Parent Confidentiality Agreement.

(b) This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7 Notification of Certain Matters. MLP shall give prompt notice to Parent, and Parent shall give prompt notice to MLP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to MLP or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of MLP or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with MLP) serving at the request of or on behalf of MLP or any of its Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, solely to the extent that MLP or any applicable Subsidiary would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP Charter Documents and comparable governing instruments of any Subsidiary of MLP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP and its Subsidiaries than are presently set forth in the MLP Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) Parent shall cause the Surviving Entity to, and the Surviving Entity shall, maintain in effect for six years from the Effective Time MLP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by MLP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If MLP in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), MLP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of MLP, the Surviving Entity, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Surviving Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Entity, as the case may be, shall assume the obligations of Parent and the Surviving Entity set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. MLP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against MLP and/or its officers and directors relating to the transactions contemplated hereby, provided that MLP shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xiii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10 Financing Matters.

(a) MLP shall, at the request of Parent, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of MLP; provided, however, that MLP shall not be obligated to make or cause to become effective any such action (nor shall MLP be required to incur any cost or liability in respect thereof) prior to the Effective Time. Parent shall prepare all necessary and appropriate documentation in connection with any action described above, and provide MLP with a reasonable opportunity to comment on such documents. Parent and MLP shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

(b) To the extent requested by Parent, MLP shall cooperate with Parent with respect to, and use its reasonable best efforts to facilitate, possible alternative or supplemental structures for the acquisition of MLP and its Subsidiaries; provided that such structures do not impede or delay the Closing of the transactions contemplated hereby or change the Merger Consideration or adversely affect MLP and its Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.11 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and MLP shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and MLP shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Units (including derivative securities with respect to Parent Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MLP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Employee Benefits.

(a) As of the Effective Time, Parent shall assume all MLP Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided that, nothing herein shall limit the right of MLP or Parent or any of their respective Affiliates to amend or terminate such MLP Benefit Plans to the extent permitted by their terms. For a period of one year following the Effective Time (the “Continuation Period”),

Parent shall provide, or shall cause to be provided, to each employee of MLP or any of its Subsidiaries as of immediately prior to the Effective Time (the “MLP Employees”), for so long as such MLP Employee remains an employee of Parent, the Surviving Entity or any of their respective Affiliates during the Continuation Period, (i) base salary or regularly hourly wage which is the same as or no less favorable than that provided to such MLP Employee immediately before the Effective Time and (ii) eligibility to participate in the employee benefit plans (including cash incentive compensation plans) sponsored or maintained by Parent Managing GP or its Subsidiaries on the same basis as such eligibility to participate is provided to similarly situated employees of Parent Managing GP or its Subsidiaries.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent Managing GP and its Subsidiaries providing benefits to any MLP Employees after the Effective Time as required pursuant to this Section 5.13(b) (the “New Plans”), each MLP Employee shall be credited with his or her years of service with MLP and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such MLP Employee was entitled, before the Effective Time, to credit for such service under any similar MLP Benefit Plan in which such MLP Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to either benefit accrual attributable to any period prior to the Effective Time under any defined benefit pension plan, or to the extent that its application would result in a duplication of benefits. In addition, to the extent such MLP Employee is eligible to participate in a New Plan pursuant to Section 5.13(a), and without limiting the generality of the foregoing, (i) each MLP Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans of the same type as any MLP Benefit Plans in which such MLP Employee participated immediately before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any MLP Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of MLP or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that (i) a “change of control” (or similar phrase) within the meaning of the MLP Equity Plans will occur as of the Effective Time and (ii) a “change of control” (or similar phrase) within the meaning of the MLP Benefit Plans (other than any MLP Equity Plans) set forth in Section 5.13(c)(ii) of the MLP Disclosure Schedule will occur as of the Effective Time.

(d) Upon the earlier to occur of March 1, 2014 and the date which is 30 days after the Closing Date, MLP and its Subsidiaries shall pay to each MLP Employee who participates in MLP GP’s Annual Incentive Plan, a prorated 2013 annual bonus in an amount that is equal to the product of (A) such MLP Employee’s previously established target 2013 annual bonus (as provided to Parent in writing prior to the date hereof), multiplied by (B) a fraction equal to the number of days elapsed in 2013, through and including the Closing Date, divided by 365. If the Effective Time does not occur until calendar year 2014, no new awards in respect of calendar year 2014 shall be made pursuant to MLP GP’s Annual Incentive Plan without the consent of Parent.

(e) Parent shall honor, or shall cause to be honored, all vacation that is accrued and unused by each of the MLP Employees as of the Effective Time and reflected on the balance sheet of MLP and its Subsidiaries (the “Pre-Closing Vacation”) in accordance with the terms of MLP’s policies as in effect as of immediately prior to the Effective Time, for the avoidance of doubt, including the terms of such policies regarding the forfeiture and carryover of such Pre-Closing Vacation. All vacation and paid time off that is accrued by each MLP Employee following the Effective Time shall be subject to the policies of Parent Managing GP.

(f) Nothing in this Agreement, expressed or implied, shall (i) confer upon any MLP Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Entity or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Entity or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any MLP Employee or any Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Entity or any Affiliate of Parent and the MLP Employee, (ii) constitute an amendment to any MLP Benefit Plan or any employee benefit or compensation plan of Parent Managing GP or any of its Affiliates, or (iii) obligate Parent, the Surviving Entity or any Affiliate of Parent to maintain any particular compensation or benefit plan, program arrangement, policy or contract. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.13 shall create any third party rights in any current or former service provider of MLP or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.14 Listing. Parent shall cause the Parent Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.15 Issuance of PIK Units; Distributions.

(a) Any Class B Units issued as PIK Units prior to the Closing Date shall be issued as of the close of business on the record date for the distribution of such Class B Units issued as PIK Units.

(b) After the date of this Agreement until the Effective Time, each of Parent and MLP shall coordinate with the other regarding the declaration of any distributions in respect of Parent Units, Common Units and Class B Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units or Class B Units shall not receive, for any quarter, distributions both in respect of Common Units or Class B Units and also distributions in respect of Parent Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or Class B Units or (ii) only distributions in respect of Parent Units that they receive in exchange therefor in the Merger.

Section 5.16 Amendment of MLP Partnership Agreement. The MLP Entities shall amend the MLP Partnership Agreement, for no additional consideration or undertaking by MLP or by the holders of the Class B Units, prior to the record date for the MLP Unitholders Meeting, so that (i) Section 5.9(f) thereof provides for the mandatory and automatic conversion of the Class B Units into Common Units immediately prior to the Effective Time and (ii) the term “Preference Termination Date” is defined as follows: “means with respect to a Class B Unit the date such Class B Unit becomes eligible for conversion pursuant to Section 5.9(c)(i), 5.9(c)(ii), 5.9(c)(iii) or is converted pursuant to Section 5.9(f).”

ARTICLE VI

Conditions Precedent

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) MLP Unitholder Approval. The MLP Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of MLP and the MLP Partnership Agreement;

(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e) Unit Listing. The Parent Units deliverable to the Unitholders of MLP as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of MLP contained in Section 3.2(d), Section 3.2(e), Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of MLP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of MLP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(b) Performance of Obligations of the MLP Entities. The MLP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(c) Tax Opinion. Parent shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Parent Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) at least 90% of the combined gross income of each of Parent and MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Parent Entities and MLP and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Conversion of Special Units. Prior to the Effective Time, in accordance with the MLP Partnership Agreement, the 10,346,257 Special Units outstanding as of the date hereof shall have converted into an aggregate of 10,346,257 Common Units.

Section 6.3 Conditions to Obligation of MLP to Effect the Merger. The obligation of MLP to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Entities. The Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. MLP shall have received opinions of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes,

(i) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Units pursuant to Section 2.2(h) causes the transaction to be treated as a Disguised Sale, MLP will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Units pursuant to Section 2.2(h) causes the transaction to be treated as a Disguised Sale, holders of Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from MLP in exchange for property other than cash; and

(iii) at least 90% of the gross income of MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinions, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations of officers of the Parent Entities and MLP and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.4 Frustration of Closing Conditions. None of MLP or any of the Parent Entities may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of MLP and Parent duly authorized by each of the MLP GP Board and the Parent Managing GP Board, respectively.

(b) by either of MLP or Parent:

(i) if the Closing shall not have been consummated on or before May 31, 2014 (the “Outside Date”); provided, that if on such date the conditions to closing set forth in Sections 6.1(b) and 6.1(c) (but for purposes of Section 6.1(c), only if such Restraint is attributable to Antitrust Laws) have not been satisfied but all other conditions to closing in Article VI have been satisfied or shall be capable of being satisfied, then the Outside Date may be extended on one or more occasions at the option of either MLP or Parent by written notice to the other to a date not later than August 31, 2014; provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the MLP Unitholders Meeting shall have concluded and the MLP Unitholder Approval shall not have been obtained.

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the MLP Unitholder Approval, if MLP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of MLP (other than a director or officer of MLP), (y) such Willful Breach was not caused by, or within the Knowledge of, MLP and (z) MLP takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if MLP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of MLP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by MLP within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by MLP:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if MLP is then in breach of any of the first three sentences of Section 5.1(b) or Section 5.3 or in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to the receipt of the MLP Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a Superior Proposal in accordance with Section 5.3; provided, that MLP shall concurrently with such termination pay to Parent the Termination Fee in accordance with Section 7.3.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Sections 5.11, 7.2 and 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Parent Entity or MLP or their respective directors, officers and Affiliates, except (a) MLP and/or Parent may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(e) and 7.3(f), nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the MLP Unitholders Meeting (or, if the MLP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)), (B) this Agreement is terminated by MLP or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and (C) MLP enters into a definitive agreement with respect to, or consummates, any Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such Alternative Proposal is the same Alternative Proposal referred to in clause (A)), then MLP shall pay to Parent a termination fee equal to $134.5 million, less any Parent Expenses previously paid by MLP pursuant to Section 7.3(f) (the “Termination Fee”), upon the earlier of the public announcement that MLP has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(b) In the event this Agreement is terminated by MLP pursuant to Section 7.1(b)(iii) in a case where an Adverse Recommendation Change has occurred, by MLP pursuant to Section 7.1(d)(ii) or by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) (without limiting Parent’s remedies described in Section 8.8), then MLP shall pay to Parent, within two business days after the date of termination, the Termination Fee.

(c) Without limiting Parent’s other remedies described in Section 8.8, in the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) as a result of a Willful Breach by MLP, then MLP shall pay to Parent, within two business days after the date of termination, the Termination Fee.

(d) Any payment of the Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent.

(e) In the event that MLP or Parent shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if MLP shall fail to pay the Termination Fee when due, MLP shall also pay all of Parent’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The MLP Entities and the Parent Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the MLP Entities nor the Parent Entities would enter into this Agreement. The parties agree that in the event that MLP pays the Termination Fee to Parent, no MLP Entity shall have any further liability to any Parent Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall MLP be required to pay the Termination Fee on more than one occasion.

(f) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) (or a termination by MLP pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii)) or (ii) Parent pursuant to Section 7.1(c)(iii), then MLP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $20.0 million (the “Parent Expenses”); provided, however, that in no event shall MLP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by MLP pursuant to Section 7.1(d)(i).

ARTICLE VIII

Miscellaneous

Section 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.11 and 5.13 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Sections 5.11, 7.2 and 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement. The Parent Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the MLP Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the MLP GP Board and the Parent Managing GP Board; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any MLP Entity or any Parent Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the MLP Disclosure Schedule, the Parent Disclosure Schedule and the Parent Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of MLP’s Unitholders to receive the Merger Consideration after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of Restricted Units, Phantom Units, Deferred Common Units and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that Parent receives the Termination Fee, Parent may not seek any award of specific performance under this Section 8.8

Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Parent GP or Merger Sub, to:

Regency Energy Partners, LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Fax No.: (214) 750-1749

Attn:    Michael J. Bradley, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Regency Energy Partners, LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Fax No.: (214) 750-1749

Attn:    Frances Kilborne, Assistant General Counsel

and to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Fax No.: (214) 661-4954

Attn:    Neel Lemon

            Joshua Davidson

            M. Breen Haire

If to MLP or MLP GP

PVR Partners, L.P.

3 Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

Fax No.: (610) 975-8201

Attn:    Bruce D. Davis, Jr., EVP and General Counsel

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, NY 10103-0040

Fax No.: (917) 849-5367

Attn:    Michael Swidler

            Mike Rosenwasser

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of MLP and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of MLP’s consolidated assets or to which 15% or more of MLP’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of MLP, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of MLP or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of MLP’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

“Annualized Adjusted Parent Distribution” means the product of (x) the Exchange Ratio times (y) four times (z) the last quarterly cash distribution declared on the Parent Units immediately prior to the Closing Date.

“Annualized MLP Distribution” means the product of (x) four times (y) the last quarterly cash distribution declared on the Common Units immediately prior to the Closing Date.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Changed Circumstance” means a material event, circumstance, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the MLP GP Board; provided, however, that in no event shall the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute a Changed Circumstance.

“Class B Unit” means an MLP Security representing a fractional part of the MLP Securities of all Limited Partners and “Assignees” (as defined in the MLP Partnership Agreement), and having the rights and obligations specified with respect to a Class B Unit in the MLP Partnership Agreement. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs pursuant to the terms of the MLP Partnership Agreement.

“Common Unit” means an MLP Security representing a fractional part of the Partnership Interests of all Limited Partners and “Assignees” (as defined in the MLP Partnership Agreement) and having the rights and obligations specified with respect to Common Units in the MLP Partnership Agreement. The term “Common Unit” does not refer to a Special Unit or a Class B Unit prior to its conversion into a Common Unit pursuant to the terms of the MLP Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Deferred Common Unit” means an award of deferred Common Units granted under an MLP Equity Plan.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed, or has in the last 6 years been deemed, a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” (i) when used with respect to MLP, means the actual knowledge of those individuals listed on Section 8.13 of the MLP Disclosure Schedule and (ii) when used with respect to Parent, means the actual knowledge of those individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Limited Partner” has the meaning set forth in the MLP Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “MLP Material Adverse Effect” or “Parent Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“MLP Equity Plans” means any plans of MLP providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, including the PVR GP, LLC Sixth Amended and Restated Long-Term Incentive Plan.

“MLP General Partner Interest” means the “General Partner Interest” (as defined in the MLP Partnership Agreement).

“MLP Joint Ventures” means Aqua-PVR Water Services LLC, a Delaware limited liability company, Coal Handling Solutions LLC, a Delaware limited liability company, Covington Handling LLC, a Delaware limited liability company, Kingsport Handling LLC, a Delaware limited liability company, Kingsport Services LLC, a Delaware limited liability company, Maysville Handling LLC, a Delaware limited liability company, CBC/Leon Limited Partnership, an Oklahoma limited partnership, and Leon Limited Partnership I, an Oklahoma limited partnership; provided that with respect to any reference in this Agreement to MLP causing any MLP Joint Venture to take any action, such reference shall only require MLP to cause such MLP Joint Venture to use reasonable best efforts to take such action to the extent permitted by the organizational documents and governance arrangements of such MLP Joint Venture and, to the extent applicable, its fiduciary duties in relation to such MLP Joint Venture.

“MLP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of MLP, as amended or supplemented from time to time.

“MLP Security” means any class or series of equity interest in MLP (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in MLP), including without limitation, Common Units, Class B Units and Special Units, which are separate classes of Partnership Interests.

“NYSE” means the New York Stock Exchange.

“Parent Limited Partner” means a “Limited Partner” (as defined in the Parent Partnership Agreement).

“Parent Joint Ventures” means Ranch Westex JV LLC, a Delaware limited liability company, RIGS Haynesville Partnership Co., a Delaware general partnership, Midcontinent Express Pipeline LLC, a Delaware limited liability company, Edwards Lime Gathering LLC, a Delaware limited liability company, and Lone Star NGL LLC, a Delaware limited liability company; provided that with respect to any reference in this Agreement to Parent causing any Parent Joint Venture to take any action, such reference shall only require Parent to cause such Parent Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such Parent Joint Venture and, to the extent applicable, its fiduciary duties in relation to such Parent Joint Venture.

“Parent Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Parent, as amended or supplemented from time to time.

“Parent Unit” means a “Common Unit” (as defined in the Parent Partnership Agreement).

“Partnership Interest” means an interest in MLP, which shall include the General Partner Interest and Limited Partner Interests.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom Common Units granted under an MLP Benefit Plan.

“PIK Unit” means any Class B Unit issued in kind as a distribution pursuant to Section 5.9(d) of the MLP Partnership Agreement.

“Restricted Unit” means an award of restricted Common Units granted under an MLP Equity Plan.

“Risk Management Policy” means the Risk Management Policy of MLP as adopted by the MLP GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the MLP GP Board or a committee thereof with the prior written consent of Parent.

“SEC” means the Securities and Exchange Commission.

“Special Unit” means an MLP Security representing a fractional part of the MLP Securities of all Limited Partners and “Assignees” (as defined in the MLP Partnership Agreement), and having the rights and obligations specified with respect to Special Units in the MLP Partnership Agreement. The term “Special Unit” does not refer to a Common Unit prior to its conversion into a Common Unit pursuant to the terms of the MLP Partnership Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of Article III, when used with respect to MLP, the term “Subsidiary” shall include the MLP Joint Ventures. For purposes of Article IV, when used with respect to Parent, the term “Subsidiary” shall include the Parent Joint Ventures.

“Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of MLP or 80% or more of the assets of MLP and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the MLP GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to MLP’s Unitholders (in their capacity as Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” means a “Unit Majority” (as defined in the MLP Partnership Agreement).

“Unitholder” means the Common Unitholders and the Class B Unitholders.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 5.3 with respect to MLP, the consequence of an act or omission of a Subsidiary of MLP, or of a Representative of MLP at the direction of MLP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP,
its general partner

By:	Regency GP LLC,
its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President and Chief Executive Officer

PARENT GP:

REGENCY GP LP

By:	Regency GP LLC,
its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President and Chief Executive Officer

MERGER SUB:

RVP LLC

By:	Regency Gas Services LP,
its sole member

By:	Regency OLP GP LLC,
its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MLP:

PVR PARTNERS, L.P.

By:	PVR GP, LLC,
its general partner

By:	/s/ William H. Shea, Jr.
	Name:	William H. Shea, Jr.
	Title:	Chief Executive Officer

MLP GP:

PVR GP, LLC

By:	/s/ William H. Shea, Jr.
	Name:	William H. Shea, Jr.
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]